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                                                                    EXHIBIT 23.2
[LOGO] ERNST & YOUNG
       CHARTERED ACCOUNTANTS




                 CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) for the registration of an aggregate of 12,377,036 Ordinary Shares which will be represented by American Depositary Receipts pertaining to the Books24x7.com 1994 Stock Option Plan, the SkillSoft Corporation 1998 Stock Incentive Plan, the SkillSoft Corporation 1999 Non-Employee Director Stock Option Plan and the SkillSoft Corporation 2001 Stock Incentive Plan of our reports dated January 16, 2002 with respect to the consolidated financial statements and schedule of SmartForce PLC included in its Annual Report, as amended, on Form 10-K/A for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/ Ernst & Young
----------------------
Ernst & Young
Dublin, Ireland



September 19, 2002